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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-103972 of Chicago Bridge & Iron Company N.V. (the "Company") on Form S-3 of our reports dated February 13, 2003, relating to the consolidated financial statements and consolidated financial statement schedule of the Company as of and for the year ended December 31, 2002 (which reports express an unqualified opinion and include explanatory paragraphs relating to
(i) the Company's change in accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, and (ii) the application of procedures relating to certain adjustments, disclosures and reclassifications of financial statement amounts related to the 2000 and 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such adjustments, disclosures and reclassifications) appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
June 26, 2003